Exhibit 99.1

Contact:	Abaxis, Inc.	Lytham Partners, LLC
	Clint Severson	Joe Dorame, Robert Blum and Joe Diaz
	Chief Executive Officer	602-889-9700
510-675-6500

ABAXIS REPORTS FINANCIAL PERFORMANCE FOR
THE THIRD QUARTER OF FISCAL 2012

Union City, California – January 26, 2012 - Abaxis, Inc. (NasdaqGS: ABAX), a medical products company manufacturing point-of-care blood analysis systems, today reported financial results for the third fiscal quarter ended December 31, 2011.

Record quarterly highlights include:
•	Medical market sales of $8.1 million, up $21,000 over last year’s comparable quarter.
•	Total medical reagent disc sales of $5.6 million, up 8% over last year’s comparable quarter.
•	Total medical reagent disc sales of 655,000 units, up 14% over last year’s comparable quarter.
Other quarterly highlights include:
•	North America revenues of $31.8 million, up 6% over last year’s comparable quarter.
•	Veterinary market sales of $28.5 million, up 8% over last year’s comparable quarter.
•	Total medical and veterinary reagent disc sales of $20.4 million, up 5% over last year’s comparable quarter.
•	Total medical and veterinary reagent disc sales of 1.6 million units, up 5% over last year’s comparable quarter.

Quarterly Results: For the fiscal quarter ended December 31, 2011, Abaxis reported revenues of $37.9 million, as compared with revenues of $35.9 million for the comparable period last year, an increase of 5 percent. Revenues from instruments, which include chemistry analyzers, hematology instruments, VSpro coagulation and specialty analyzers and i-STAT analyzers, decreased by an aggregate of $210,000 or 2 percent, over the same period last year. Revenues from consumables, which include reagent discs, hematology reagent kits, VSpro coagulation and specialty cartridges, i-STAT cartridges and rapid tests, increased by an aggregate of $2.3 million, or 9 percent, over the same period last year. Abaxis reported net income of $2.9 million for the fiscal quarter ended December 31, 2011, compared to $3.8 million for the same period last year, a decrease of 26 percent. Abaxis’ effective tax rate in the quarter ended December 31, 2011 was 37 percent, compared to 35 percent for the same period last year. Abaxis reported diluted net income per share of $0.13 (calculated based on 21,990,000 shares) for the three-month period ended December 31, 2011, compared to $0.17 per share (calculated based on 22,872,000 shares) for the same period last year.

Nine-Month Results: For the nine-month period ended December 31, 2011, Abaxis reported revenues of $113.9 million, as compared with revenues of $106.1 million for the comparable period last year, an increase of 7 percent. Revenues from instrument sales increased by an aggregate of $1.1 million, or 5 percent, over the same period last year. Revenues from consumables increased by an aggregate of $7.9 million, or 10 percent, over the same period last year. The company reported net income of $8.4 million, compared to $11.2 million for the same period last year, a decrease of 25 percent. The company’s effective tax rate in the nine-month period ended December 31, 2011, was 37 percent, compared to 38 percent for the same period last year. The company reported diluted net income per share of $0.37 (calculated based on 22,579,000 shares) for the nine-month period ended December 31, 2011, compared to $0.49 per share (calculated based on 22,795,000 shares) for the same period last year.

Other Reported Information: Total sales in the medical market for the third quarter of fiscal 2012 were $8.1 million, which were flat, compared to the same period last year. Medical sales worldwide, excluding sales to the U.S. government, during the third quarter of fiscal 2012 were $7.5 million, an increase of 15 percent, compared to the same period last year. Total sales in the veterinary market for the third quarter of fiscal 2012 were $28.5 million, an increase of 8 percent, compared to the same period last year. Veterinary reagent disc sales for the third quarter of fiscal 2012 were $14.7 million, an increase of 3 percent compared to the same period last year. Non-cash compensation expense recognized for share-based awards during the third quarter of fiscal 2012 was $1.5 million, compared to $1.3 million for the same period last year. Abaxis’ Board of Directors has approved a $15.0 million increase to its existing share repurchase program, to a total of $55.0 million.

Clint Severson, chairman and chief executive officer of Abaxis, commented, “Veterinary market revenues for the quarter increased 8% despite the lingering economic slowdown in our European markets and distributor inventory adjustment due to the establishment of our own warehouse near Frankfurt to provide distributors with support in a more timely manner. We expect to see a more stable business environment in our European markets in the coming quarters. Although we clearly faced various challenging conditions in the third fiscal quarter, we continued to grow total revenues at a rate of 5% compared to the same quarter last year. Medical market reagent disc unit sales during the quarter were a record of 655,000 units, up 14% versus the comparable quarter last year. We believe this is a reliable indication that we are developing a solid position in this critical market and we are doing it on a consistent basis.”

“We continue to make strategic investments for the future growth of our business,” continued Mr. Severson. “We are in the process of adding to our sales force, both in the U.S. and Europe, to develop expanded market share in those markets. We are continuing to invest in our new Abaxis Veterinary Reference Laboratories (AVRL) to position it as the leading outsourced laboratory provider featuring tighter test turnarounds, superior customer service, and cost efficiencies not available at the AVRL’s competitors. We believe this is an important business segment with the potential of significant returns in the coming years.”

Conference Call
Abaxis has scheduled a conference call to discuss its results at 4:15 p.m. Eastern Time on Thursday, January 26, 2012. Participants can dial (877) 317-6789 or (412) 317-6789 to access the conference call, or can listen via a live Internet web cast, which is available in the Investor Relations section of the company’s website at http://www.abaxis.com. A replay of the call will be available by visiting http://www.abaxis.com for the next 30 days or by calling (877) 344-7529 or (412) 317-0088, confirmation code 10008894, through February 1, 2012. This press release is also available prior to and after the call via Abaxis’ website or the Securities and Exchange Commission’s website at http://www.sec.gov.

About Abaxis
Abaxis develops, manufactures, markets and sells portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements. The system consists of a compact, 5.1 kilogram (11.2 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients. The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples. The system provides test results in less than 12 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer. The veterinary business also provides to the animal health and research market a line of hematology instruments for point-of-care complete blood counts (CBC), a specialty instrument to screen for and detect clotting disorders and to measure equine fibrinogen levels, a handheld instrument for the rapid assessment of certain critical care tests and rapid point-of-care tests for Heartworm infections in dogs, Parvovirus and Giardia. Abaxis, through its AVRL Division, provides routine laboratory testing as well as specialty testing for veterinarians nationwide. This state-of-the-art commercial laboratory will be the hub of the Abaxis Veterinary Reference Laboratories (AVRL).

Use of Financial Measures
To supplement the financial statements presented in accordance with United States generally accepted accounting principles (GAAP), Abaxis uses operating income per share, a non-GAAP financial measure. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on this non-GAAP financial measure, refer to the table captioned “Operating Income Per Share” included at the end of this release. Abaxis defines operating income per share as operating income divided by the weighted average outstanding shares. Management uses this measure in comparing Abaxis’ operating results with historical performance and believes it provides meaningful and comparable information to management and investors to assist in their review of Abaxis’ performance relative to prior periods and its competitors.

This press release includes, and our conference call will include, statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), including but not limited to statements related to Abaxis’ cash position, financial resources and potential for future growth, market acceptance and penetration of new or planned product offerings, and future recurring revenues and results of operations. Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” “anticipates,” or words of similar import, and do not reflect historical facts. Specific forward-looking statements contained in this press release or in Abaxis’ conference call may be affected by risks and uncertainties, including, but not limited to, those related to losses or system failures with respect to Abaxis’ facilities or manufacturing operations, fluctuations in quarterly operating results, dependence on sole suppliers, the market acceptance of Abaxis’ products and services, the continuing development of its products, required United States Food and Drug Administration clearance and other government approvals, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks related to the introduction of new instruments manufactured by third parties, risks associated with competing in the human diagnostic market, risks related to the protection of Abaxis’ intellectual property or claims of infringement of intellectual property asserted by third parties, risks related to condition of the United States economy and other risks detailed under “Risk Factors” in Abaxis’ Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2011 and Abaxis’ other periodic reports filed from time to time with the United States Securities and Exchange Commission. Forward-looking statements speak only as of the date the statements were made. Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Financial Tables on Following Pages

ABAXIS, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues	$37,850	$35,906	$113,878	$106,136
Cost of revenues	17,372	16,097	52,156	46,793
Gross profit	20,478	19,809	61,722	59,343
Operating expenses:
Research and development	2,634	2,947	9,096	9,321
Sales and marketing	9,927	8,208	28,414	25,249
General and administrative	3,280	2,820	11,194	7,596
Total operating expenses	15,841	13,975	48,704	42,166
Income from operations	4,637	5,834	13,018	17,177
Interest and other income (expense), net	(91)	46	259	698
Income before income tax provision	4,546	5,880	13,277	17,875
Income tax provision	1,696	2,045	4,892	6,711
Net income	$2,850	$3,835	$8,385	$11,164
Net income per share:
Basic net income per share	$0.13	$0.17	$0.38	$0.50
Diluted net income per share	$0.13	$0.17	$0.37	$0.49

Shares used in the calculation of net income per share:
Weighted average common shares outstanding - basic	21,672	22,398	22,213	22,309
Weighted average common shares outstanding - diluted	21,990	22,872	22,579	22,795

ABAXIS, INC.
Condensed Consolidated Balance Sheets
(Unaudited and in thousands)

	December 31,	March 31,
	2011	2011
Current assets:
Cash and cash equivalents	$35,368	$43,471
Short-term investments	22,366	25,981
Receivables, net	26,041	27,880
Inventories	19,852	19,814
Prepaid expenses and other current assets	5,600	3,496
Net deferred tax assets, current	3,166	3,422
Total current assets	112,393	124,064
Long-term investments	30,189	36,237
Investment in unconsolidated affiliate	2,668	2,769
Property and equipment, net	23,448	19,637
Intangible assets, net	4,148	4,216
Net deferred tax assets, non-current	1,080	1,203
Other assets	106	134
Total assets	$174,032	$188,260

Current liabilities:
Accounts payable	$6,245	$6,173
Accrued payroll and related expenses	5,747	6,129
Accrued taxes	-	559
Other accrued liabilities	2,072	1,677
Deferred revenue	1,138	953
Warranty reserve	1,123	1,031
Total current liabilities	16,325	16,522
Non-current liabilities:
Deferred rent	597	416
Deferred revenue	2,285	1,737
Warranty reserve	482	191
Notes payable, less current portion	808	746
Total non-current liabilities	4,172	3,090
Total liabilities	20,497	19,612
Shareholders' equity:
Common stock	108,558	132,042
Retained earnings	44,991	36,606
Accumulated other comprehensive loss	(14)	-
Total shareholders' equity	153,535	168,648
Total liabilities and shareholders' equity	$174,032	$188,260

Operating Income Per Share
(In thousands, except per share data)
	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Shares used in the calculation of operating income per share:
Weighted average common shares outstanding - basic	21,672	22,398	22,213	22,309
Weighted average common shares outstanding - diluted	21,990	22,872	22,579	22,795

Operating income per share - basic	$0.21	$0.26	$0.59	$0.77
Operating income per share - diluted	$0.21	$0.26	$0.58	$0.75

Revenues by Geographic Region
(In thousands)
	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
North America	$31,847	$30,068	$93,540	$87,385
International	6,003	5,838	20,338	18,751
Total revenues	$37,850	$35,906	$113,878	$106,136

Revenues by Customer Group
(In thousands)
	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Medical Market	$8,147	$8,126	$22,636	$21,421
Veterinary Market	28,467	26,283	87,684	79,750
Other	1,236	1,497	3,558	4,965
Total revenues	$37,850	$35,906	$113,878	$106,136